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                                                                    EXHIBIT 99.1

MORRISON KNUDSEN CORPORATION
                                                                    NEWS RELEASE
Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387           For Further Information Contact:
Fax:  (208) 386-5065                                    Corporate Communications

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FOR RELEASE:                    November 15, 1995

                          MK ESTIMATES 3RD QUARTER LOSS

     Morrison Knudsen Corporation announced today that preliminary results for the quarter ended September 30, 1995 are expected to result in a loss from continuing operations of $37 million and a loss from discontinued operations of approximately $68 million for a total net loss of approximately $105 million.

     MK expects to announce its final results for the three and nine month periods ended September 30, 1995 next week.

     Preliminary, unaudited results for the third quarter were adversely affected by losses from discontinued operations associated with the disposal of the Company's Transit operations and the proposed sale of its 65% owned subsidiary, MK Rail Corporation.

     The third quarter operating loss of approximately $7 million included the recognition of approximately $25 million in anticipated losses on certain heavy construction fixed-price contracts. Losses from continuing operations included increases of $10 million in general and administrative expenses associated with litigation and financial restructuring, including legal and other professional fees, and a $7 million increase in interest expense.

     MK's operations in the engineering and construction segment booked $1.4 billion in new work in the nine months ended September 30, 1995, compared to $1.25 billion for the comparable period a year ago and ended the third quarter with a backlog of $2.3 billion.

     During the quarter, MK received a notice to proceed on the $321.5 million E-470 tollway in Denver. Financial closing marked the end of a four year development process and cleared the way for payment of a $10 million success fee to Morrison Knudsen.

     Morrison Knudsen Corporation (MRN-NYSE), founded in 1912, serves the world's mining, environmental, industrial, process, operations & maintenance, power, transportation and heavy construction markets as an engineer and contractor.


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